Exhibit 99.1

Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS RESULTS FOR THE FIRST QUARTER OF 2013

BEDMINSTER, N.J. – April 23, 2013 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income available to common shareholders of $2.89 million and diluted earnings per share of $0.32 for the first quarter of 2013. This compared to $2.61 million and $0.30, respectively, for the same quarter last year.

Doug Kennedy, President and CEO, said, “I am pleased to report another quarter of accomplishment. First and foremost, after an extensive assessment of our Company and the market in Q4 2012 and into Q1 2013, we developed and presented, to our Board of Directors, a comprehensive plan for our future. This Strategic Plan – known as “Expanding Our Reach” – focuses on the client experience and organic growth across all lines of business. The Plan calls for expansion of existing lines of business, and establishment of a new commercial and industrial (C&I) lending platform, through the use of private banking teams, who will lead with deposit gathering and wealth management discussions. The Plan further calls for establishment of a sales force that supports our branches and will serve as a primary point of contact for clients. The Plan was accepted and approved by the Board in March 2013 and implementation began immediately.”

Mr. Kennedy went on to note the following additional highlights for the first quarter of 2013:

•	The Company continued to generate strong earnings.
•	In March 2013, the Company closed on the sale of the pool of classified loans which were transferred to loans held for sale at December 31, 2012. An after tax gain of $309 thousand, was recorded upon such sale in the first quarter.
•	Total loan balances of $1.16 billion reached a record level for the Company. This level reflected an increase of 8 percent from the end of March 2012 and an increase of nearly 3 percent (or over 10 percent on an annualized basis) from year end 2012.
•	Fee income from PGB Trust & Investments reflected growth of over 6 percent when compared to the same quarter last year.
•	At March 31, 2013, the market value of assets under administration at PGB Trust & Investments, reached $2.54 billion, also a record level for the Company. This level reflected an increase of 23 percent from the end of March 2012 and an increase of 10 percent (or 40 percent on an annualized basis) from year end 2012.
•	Mortgage banking income (gain on sale of loans) for the March 2013 quarter more than doubled when compared to the first quarter of 2012.
•	Despite a much reduced provision for loan losses in the current quarter compared to the same quarter last year, the allowance for loan losses as a percentage of nonperforming loans and as a percentage of gross loans both reflected improvement when compared to year end 2012.
•	Asset quality metrics continue to be strong and improved when compared to a year ago.

•	The common equity ratio at March 31, 2013 reflected improvement when compared to the ratio one year ago.
•	Book value per common share at the end of the first quarter 2013 reflected growth of nearly 11 percent when compared to the book value as of March 31, 2012.

Net Interest Income and Margin

On a fully tax-equivalent basis, net interest income was $12.58 million for the first quarter of 2013, reflecting a decrease of $488 thousand from the same quarter last year. The net interest margin, on a fully tax-equivalent basis, was 3.28 percent and 3.54 percent for the March 2013 and 2012 quarters, respectively.

Net interest income and the net interest margin for the current quarter reflected declines from the same quarter last year, due to the effect of the lower market yields, which compressed asset yields more than deposit costs. Additionally, a much higher overnight cash balance position maintained during the current quarter also contributed to the compressed margin. Partially offsetting these effects, net interest income and margin were benefitted in the current quarter by the positive effect of increased loans funded by cash flows from lower yielding investment securities.

Loans

For the first quarter of 2013, average loans totaled $1.14 billion as compared to $1.05 billion for the same quarter in 2012, which was an increase of $90.1 million, or 8.6 percent.

The average commercial mortgage and commercial loan portfolio for the quarter ended March 2013 increased $84.2 million, or 18.4 percent, from the same quarter of 2012. The increase was attributable to a more concerted focus on this type of business, as well as demand from high-quality borrowers looking to refinance multi-family and other commercial mortgages held by other institutions.

Total loans at March 31, 2013 grew $83.9 million or 7.8 percent when compared to total loans at March 31, 2012.

Total loan originations were $116.9 million for the first quarter of 2013, up from $99.8 million for the same quarter of 2012. Included in the total were commercial mortgage/commercial loan originations of $52.5 million for the 2013 quarter compared to $36.7 million for the 2012 quarter.

Mr. Kennedy said “I was pleased with our success in generating solid lending growth this past quarter. As part of our Strategic Plan, we have begun to introduce a comprehensive Commercial & Industrial (C&I) lending program and expect to begin closing loans from this effort in the next several months. We have also added a seasoned multi-family lender in the current quarter who had a very robust pipeline at the end of the quarter.”

Deposits

For the March 2013 quarter, average total deposits (interest-bearing and noninterest-bearing) increased $64.6 million when compared to the same quarter last year. Over that same period, the Company saw growth in all deposit categories, except certificates of deposit. For the first quarter of 2013, average certificates of deposit (CDs) declined $17.4 million from the same 2012 quarter. These higher-cost CDs were replaced with lower-cost, more stable core deposits.

Total deposits at March 31, 2013 increased $69.5 million, or 4.9 percent from March 31, 2012. The Company continues to successfully focus on:

-	Business and personal core deposit generation, particularly checking;
-	Municipal relationships within its market territory; and
-	Growth in deposits associated with its commercial mortgage/commercial loan growth.

Mr. Kennedy commented, “Our strong and valuable low cost core deposit base and our traditional focus on providing high touch client service are key as we implement our Strategic Plan.”

PGB Trust & Investments

In the first quarter of 2013, PGB Trust & Investments generated $3.37 million in fee income compared to $3.18 million for the first quarter of 2012, reflecting growth of 6.0 percent. The growth was due to new business, as well as market action coupled with solid investment advisory and management. The market value of the assets under administration of the wealth management division was $2.54 billion at March 31, 2013, up from $2.30 billion at December 31, 2012 and $2.06 billion reported at March 31, 2012.

Mr. Kennedy noted, “The wealth management business adds significant value to our Company. As part of our Strategic Plan, conversations with clients and potential clients across all lines of business will include a wealth discussion.”

Other Noninterest Income

In the March 2013 quarter, other noninterest income, exclusive of Trust fees and securities gains, totaled $1.95 million, reflecting an increase of $790 thousand or 68.3 percent when compared to the same quarter a year ago. The first quarter of 2013 included $470 thousand of income from the sale of newly originated longer duration residential mortgage loans, compared to $188 thousand in the same 2012 quarter. The increase was due to a balance sheet management decision to retain less longer duration loans in the portfolio, as well as a decision to target a higher sale price. The first quarter of 2013 also included a $522 thousand gain from the March sale of the Company’s classified loans which were transferred to loans held for sale at year end 2012.

Operating Expenses

The Company’s total operating expenses were $12.29 million for the first quarter of 2013 quarter compared to $11.08 million in the same 2012 quarter. Salary and benefits expense rose due to: additions to staff as we begin to implement the Strategic Plan; increased commissions related to residential loan originations; normal salary increases; and increased bonus/incentive and profit sharing accruals. The 2013 expense levels also included various professional and other fees associated with the Delaware subsidiary; the Amended Stock Incentive Plan; the “Shelf Registration” (defined later); and various training and consulting, some of which was associated with the Strategic Plan.

Mr. Kennedy noted, “We expected higher operating expenses this first quarter of 2013, and we expect that trend will continue as we move forward with the implementation of our Strategic Plan. Further, we expect revenue and related profitability associated with the Plan to generally lag expenses by several quarters.”

Provision for Loan Losses / Asset Quality

For the quarter ended March 31, 2013, the Company’s provision for loan losses was $850 thousand compared to $4.5 million recorded in the immediately preceding December 2012 quarter and $1.5 million provision recorded in the first quarter of 2012. Charge-offs, net of recoveries, for the first quarter of 2013 were $306 thousand compared to $5.7 million for the immediately preceding December 2012 quarter and $1.2 million for the March 2012 quarter.

The higher provisioning and net charge-off levels in the December 2012 quarter were due to a fourth quarter strategic initiative - moving approximately $19 million of classified loans to loans held for sale, which resulted in an additional provision for loan losses of $4.0 million and charge-offs of $5.4 million.

Nonperforming assets totaled $15.4 million or 0.94 percent of total assets at March 31, 2013 compared to $22.0 million or 1.39 percent of assets at March 31, 2012.

Capital / Dividends

As noted in prior quarters, the preferred stock issued in January 2009 under Treasury’s Capital Purchase Program (CPP) was fully redeemed early in the first quarter of 2012. At March 31, 2013, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 7.37 percent, 12.16 percent and 13.41 percent, respectively. The Company’s ratios are all above the levels necessary to be considered well-capitalized under regulatory guidelines applicable to banks. Additionally, the Company’s common equity ratio (common equity to total assets) at March 31, 2013 was 7.62 percent of total assets, reflecting growth from 7.32 percent at December 31, 2012 and from 7.04 percent of total assets at March 31, 2012.

As previously announced, on April 18, 2013, the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 16, 2013 to shareholders of record on May 2, 2013.

On April 19, 2013 the Company filed a Form S-3 Registration Statement registering an indeterminate amount of shares/securities not to exceed $50 million, to be issued in the future from time to time at indeterminate prices (“Shelf Registration”). Mr. Kennedy noted, “This Shelf Registration will enable us to efficiently take advantage of the capital markets from time to time in the future, as needed to support growth associated with our Strategic Plan. “ Mr. Kennedy went on to say, “We will be very careful in any decision to issue capital, making our decision only after appropriate and comprehensive analysis and vetting.”

In accordance with its By-Laws, the Company’s Annual Meeting will be held on April 23, 2013, at 2:00 p.m. on the first floor of its headquarters building at 500 Hills Drive, Bedminster, New Jersey.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.64 billion as of March 31, 2013. Peapack-Gladstone Bank, its wholly-owned commercial bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Middlesex, Morris and Union Counties. The Bank’s wealth management division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey, and at the Bank’s new subsidiary, PGB Trust & Investments of Delaware in Greenville, Delaware. To learn more about Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank’s products and services please visit our website at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business and implement our strategic plan;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2012. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
ASSETS
Cash and due from banks	$5,030	$6,733	$5,466	$5,639	$5,146
Federal funds sold	100	100	100	100	100
Interest-earning deposits	94,147	112,395	49,354	29,024	28,144
Total cash and cash equivalents	99,277	119,228	54,920	34,763	33,390

Securities held to maturity	—	—	76,698	84,779	88,667
Securities available for sale	283,448	304,479	253,489	257,318	281,770
FHLB and FRB Stock, at cost	4,643	4,639	4,639	4,818	5,594

Loans held for sale, at fair value	1,828	6,461	8,443	2,259	3,214
Loans held for sale, at lower of cost
or fair value	—	13,749	—	—	—

Residential mortgage	523,051	515,014	504,407	526,726	518,111
Commercial mortgage	455,670	420,086	391,976	384,289	358,822
Commercial loans	105,305	115,372	115,602	116,493	119,351
Construction loans	9,180	9,328	9,639	6,804	12,517
Consumer loans	20,782	21,188	21,542	20,885	19,769
Home equity lines of credit	46,778	49,635	51,440	49,057	47,831
Other loans	997	1,961	1,876	2,128	1,504
Total loans	1,161,763	1,132,584	1,096,482	1,106,382	1,077,905
Less: Allowance for loan losses	13,279	12,735	13,893	13,686	13,496
Net loans	1,148,484	1,119,849	1,082,589	1,092,696	1,064,409

Premises and equipment	29,429	30,030	30,472	30,979	31,482
Other real estate owned	4,141	3,496	3,392	3,073	3,391
Accrued interest receivable	3,768	3,864	4,040	3,447	3,842
Bank owned life insurance	31,283	31,088	30,887	30,688	30,490
Deferred tax assets, net	10,384	9,478	25,861	26,430	26,767
Other assets	18,647	21,475	8,060	7,355	6,524
TOTAL ASSETS	$1,635,332	$1,667,836	$1,583,490	$1,578,605	$1,579,540

LIABILITIES
Deposits:
Noninterest-bearing
demand deposits	$307,730	$298,095	$306,711	$304,651	$288,130
Interest-bearing deposits
Checking	336,934	346,877	332,786	323,813	318,239
Savings	114,804	109,686	103,572	104,631	98,743
Money market accounts	547,302	583,197	504,863	495,929	512,464
CD’s $100,000 and over	67,902	68,741	72,168	78,268	73,927
CD’s less than $100,000	106,432	109,831	112,586	115,793	120,140
Total deposits	1,481,104	1,516,427	1,432,686	1,423,085	1,411,643
Overnight borrowings	—	—	—	—	22,900
Federal home loan bank advances	12,099	12,218	12,335	16,451	17,566
Capital lease obligation	8,918	8,971	9,024	9,076	9,127
Other Liabilities	8,605	8,163	11,967	15,758	7,170
TOTAL LIABILITIES	1,510,726	1,545,779	1,466,012	1,464,370	1,468,406
Shareholders’ equity	124,606	122,057	117,478	114,235	111,134
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,635,332	$1,667,836	$1,583,490	$1,578,605	$1,579,540

Assets under administration at
PGB Trust & Investments
(market value, not included
above)	$2,544,465	$2,303,612	$2,146,920	$2,062,798	$2,063,729

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,		Sept 30,	June 30,	March 31,
	2013	2012		2012	2012	2012
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—		$—	$—	$—
Nonaccrual loans	11,290	11,732	(C)	16,958	19,011	18,598
Other real estate owned	4,141	3,496		3,392	3,073	3,391
Total nonperforming assets	$15,431	$15,228	(C)	$20,350	$22,084	$21,989

Nonperforming loans to
total loans	0.97%	1.04%	(C)	1.55%	1.72%	1.73%
Nonperforming assets to
total assets	0.94%	0.91%	(C)	1.29%	1.40%	1.39%

Accruing TDR’s (A)	$5,986	$6,415	(C)	$7,625	$7,647	$7,842

Loans past due 30 through 89
days and still accruing	$1,791	$3,786		$2,536	$2,836	$7,619

Classified loans (B)	$35,945	$32,014	(C)	$47,017	$47,102	$48,546

Impaired loans (B)	$21,046	$18,147	(C)	$24,584	$26,658	$26,568

Allowance for loan losses:
Beginning of period	$12,735	$13,893		$13,686	$13,496	$13,223
Provision for loan losses	850	4,525		750	1,500	1,500
Charge-offs, net	(306)	(5,683)		(543)	(1,310)	(1,227)
End of period	$13,279	$12,735		$13,893	$13,686	$13,496

ALLL to nonperforming loans	117.62%	108.55%	(C)	81.93%	71.99%	72.57%
ALLL to total loans	1.14%	1.12%	(C)	1.27%	1.24%	1.25%

Capital Adequacy:
Tier I leverage	7.37%	7.27%		7.31%	7.15%	7.00%

Tier I capital to risk-weighted assets	12.16%	11.83%		11.51%	11.27%	11.21%

Tier I & II capital to
risk-weighted assets	13.41%	13.08%		12.76%	12.52%	12.46%

Common equity to total assets	7.62%	7.32%		7.42%	7.24%	7.04%

Book value per common share	$14.05	$13.87		$13.38	$13.02	$12.70

(A)	Does not include $3.3 million at March 31, 2013, $2.9 million at December 31, 2012, $5.7 million at September 30, 2012, $6.1 million at June 30, 2012 and $6.0 million at March 31, 2012 of TDR’s included in nonaccrual loans.

(B)	Classified loans include all impaired loans. Impaired loans include all nonaccrual loans and all TDRs.

(C)	Does not include classified Loans Held for Sale, as these loans were carried at lower of cost or fair value and were being marketed for sale as of 12/31/12. The sale closed during Q1 2013.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Income Statement Data:
Interest income	$13,432	$13,792	$13,982	$14,102	$14,214
Interest expense	1,005	1,033	1,132	1,199	1,323
Net interest income	12,427	12,759	12,850	12,903	12,891
Provision for loan losses	850	4,525	750	1,500	1,500
Net interest income after
provision for loan losses	11,577	8,234	12,100	11,403	11,391
Trust fees	3,368	2,929	2,918	3,259	3,176
Other income	1,947	1,343	1,406	1,305	1,157
Securities gains, net	289	3,078	235	107	390
Total other income	5,604	7,350	4,559	4,671	4,723
Salaries and employee benefits	7,079	8,045	7,029	6,408	6,113
Premises and equipment	2,304	2,433	2,290	2,413	2,331
FDIC insurance expense	280	267	299	290	352
Other expenses	2,630	2,808	2,375	2,593	2,284
Total operating expenses	12,293	13,553	11,993	11,704	11,080
Income before income taxes	4,888	2,031	4,666	4,370	5,034
Income tax expense	1,995	973	1,834	1,647	1,951
Net income	2,893	1,058	2,832	2,723	3,083
Dividends and accretion
on preferred stock	—	—	—	—	474
Net income available to
common shareholders	$2,893	$1,058	$2,832	$2,723	$2,609

Per Common Share Data:

Earnings per share (basic)	$0.33	$0.12	$0.32	$0.31	$0.30
Earnings per share (diluted)	0.32	0.12	0.32	0.31	0.30

Performance Ratios:

Return on average assets	0.71%	0.26%	0.72%	0.69%	0.78%
Return on average common
equity	9.40%	3.52%	9.77%	9.65%	9.47%

Net interest margin
(Taxable equivalent basis)	3.28%	3.42%	3.50%	3.52%	3.54%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the
	Three Months Ended
	March 31,
	2013	2012
Income Statement Data:
Interest income	$13,432	$14,214
Interest expense	1,005	1,323
Net interest income	12,427	12,891
Provision for loan losses	850	1,500
Net interest income after
provision for loan losses	11,577	11,391
Trust fees	3,368	3,176
Other income	1,947	1,157
Securities gains, net	289	390
Total other income	5,604	4,723
Salaries and employee benefits	7,079	6,113
Premises and equipment	2,304	2,331
FDIC insurance expense	280	352
Other expenses	2,630	2,284
Total operating expenses	12,293	11,080
Income before income taxes	4,888	5,034
Income tax expense	1,995	1,951
Net income	2,893	3,083
Dividends and accretion
on preferred stock	—	474
Net income available to
common shareholders	$2,893	$2,609

Per Common Share Data:

Earnings per share (basic)	$0.33	$0.30
Earnings per share (diluted)	0.32	0.30

Performance Ratios:

Return on average assets	0.71%	0.78%
Return on average common equity	9.40%	9.47%

Net interest margin
(Tax equivalent basis)	3.28%	3.54%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2013			March 31, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$248,641	$1,277	2.05%	$350,306	$2,052	2.34% %
Tax-exempt (1) (2)	49,749	325	2.61	49,843	381	3.06
Loans held for sale	16,890	196	4.63	1,602	23	5.60
Loans (2) (3)	1,143,056	11,738	4.11	1,052,960	11,917	4.53
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	77,612	48	0.25	21,988	17	0.30
Total interest-earning
assets	1,536,049	$13,584	3.54%	1,476,799	$14,390	3.90%
Noninterest-Earning Assets:
Cash and due from banks	5,833			7,687
Allowance for loan losses	(13,075)			(13,753)
Premises and equipment	29,808			31,751
Other assets	75,111			78,781
Total noninterest-earning
assets	97,677			104,466
Total assets	$1,633,726			$1,581,265

LIABILITIES:
Interest-Bearing Deposits:
Checking	$350,483	$79	0.09%	$336,541	$113	0.13%
Money markets	552,863	214	0.15	516,357	304	0.24
Savings	110,662	14	0.05	94,732	29	0.12
Certificates of deposit	176,551	500	1.13	193,992	596	1.23
Total interest-bearing
deposits	1,190,559	807	0.27	1,141,622	1,042	0.37
Borrowings	12,139	92	3.03	37,237	172	1.85
Capital lease obligation	8,936	106	4.74	9,145	109	4.77
Total interest-bearing
liabilities	1,211,634	1,005	0.33	1,188,004	1,323	0.45
Noninterest –Bearing
Liabilities:
Demand deposits	290,835			275,157
Accrued expenses and
other liabilities	8,107			6,407
Total noninterest-bearing
liabilities	298,942			281,564
Shareholders’ equity	123,150			111,697
Total liabilities and
shareholders’ equity	$1,633,726			$1,581,265
Net interest income		$12,579			$13,067
Net interest spread			3.21%			3.45%
Net interest margin (4)			3.28%			3.54%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2013			December 31, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$248,641	$1,277	2.05%	$267,890	$1,423	2.12%
Tax-exempt (1) (2)	49,749	325	2.61	47,262	327	2.77
Loans held for sale	16,890	196	4.63	4,355	48	4.40
Loans (2) (3)	1,143,056	11,738	4.11	1,125,490	12,107	4.30
Federal funds sold	101	—	0.10	100	—	0.10
Interest-earning deposits	77,612	48	0.25	66,942	41	0.24
Total interest-earning
assets	1,536,049	$13,584	3.54%	1,512,039	$13,946	3.69%
Noninterest-Earning Assets:
Cash and due from banks	5,833			6,885
Allowance for loan losses	(13,075)			(14,020)
Premises and equipment	29,808			30,350
Other assets	75,111			76,251
Total noninterest-earning
assets	97,677			99,466
Total assets	$1,633,726			$1,611,505

LIABILITIES:
Interest-Bearing Deposits:
Checking	$350,483	$79	0.09%	$346,373	$87	0.10%
Money markets	552,863	214	0.15	517,470	202	0.16
Savings	110,662	14	0.05	105,228	14	0.05
Certificates of deposit	176,551	500	1.13	180,941	528	1.17
Total interest-bearing
deposits	1,190,559	807	0.27	1,150,012	831	0.29
Borrowings	12,139	92	3.03	12,258	95	3.10
Capital lease obligation	8,936	106	4.74	8,990	107	4.76
Total interest-bearing
liabilities	1,211,634	1,005	0.33	1,171,260	1,033	0.35
Noninterest –Bearing
Liabilities:
Demand deposits	290,835			311,920
Accrued expenses and
other liabilities	8,107			8,144
Total noninterest-bearing
liabilities	298,942			320,064
Shareholders’ equity	123,150			120,181
Total liabilities and
shareholders’ equity	$1,633,726			$1,611,505
Net interest income		$12,579			$12,913
Net interest spread			3.21%			3.34%
Net interest margin (4)			3.28%			3.42%